                                 Exhibit 23.1
                                 ------------

        Consent of Independent Auditors

We consent to incorporation by reference in the registration statements (No. 33-14572, No. 33- 40399, No. 33-51094, No. 33-51516 and No. 33-59319) on Form
S-8 pertaining to the 1986 Incentive and Non-Qualified Stock Option Plan, the 1990 Stock Option Plan for Non-Employee Directors and 1994 Stock Option Plan of Trans World Entertainment Corporation of our report dated March 13, 1996, relating to the consolidated balance sheets of Trans World Entertainment Corporation as of February 3, 1996 and January 28, 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for the fiscal years then ended, which report appears in the Annual Report on Form 10-K for the fiscal year ended February 3, 1996.


                                        /s/KPMG Peat Marwick LLP

Albany, New York
May 1, 1996